Exhibit 3.5

Exhibit 3.5

05/12/2005 622803

$50.00 Check #22250

Tracking ID: 906576

Doc No: 622803-001

FILED SECRETARY OF STATE

MAY 12 2005

STATE OF WASHINGTON

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

ATTENEX CORPORATION

Pursuant to RCW 23B.10.070 of the Revised Code of Washington, as amended, the following Amended and Restated Articles of Incorporation are hereby submitted for filing:

ARTICLE 1

NAME

The name of this corporation is ATTENEX CORPORATION.

ARTICLE 2

DURATION

This corporation has perpetual existence.

ARTICLE 3

PURPOSE

This corporation is organized for the purposes of transacting any and all lawful business for which a corporation may be incorporated under Title 23B of the Revised Code of Washington, as amended (the “Act”).

ARTICLE 4

CAPITAL STOCK

4.1 Authorized Capital. This corporation shall have authority to issue Fifty-two Million Thirty-three Thousand Four Hundred Eighteen (52,033,418) shares of stock in the aggregate. Such shares shall be divided into two classes as follows:

(a)	Thirty-one Million (31,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”).

(b) Twenty-one Million Thirty-three Thousand Four Hundred Eighteen (21,033,418) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). The shares of Preferred Stock may be divided into and issued in series. Authority is expressly vested in the Board of Directors, subject to the limitations and procedures prescribed by law and Section 4.4, to divide any part or all of such Preferred Sock into any number of series, to fix and determine relative rights and preferences of the shares of any series to be established, and to amend the rights and preferences of the shares of any series that has been established but is wholly unissued.

The authority herein granted to the Board of Directors to determine the relative rights and preferences of the Preferred Stock shall be limited to unissued shares, and no power shall exist to alter or change the rights and preferences of any shares that have been issued.

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Unless otherwise expressly provided in the designation of the rights and preferences of a series of Preferred Stock, a distribution in redemption or cancellation of shares of Common Stock or rights to acquire Common Stock held by a former or current director, officer, employee or consultant of this corporation or any of its affiliates may, notwithstanding RCW 23B.06.400(2)(b), be made without regard to the preferential rights of holders of shares of that series of Preferred Stock.

4.2 Designation of Preferred Stock.

4.2.1 Series A Preferred Stock. Fifteen Million Eight Hundred Sixty-two Thousand One Hundred Sixty (15,862,160) shares of Preferred Stock shall be designated as Series A Preferred Stock (the “Series A Preferred Stock”).

4.2.2 Series B Preferred Stock. Five Million One Hundred Seventy-One Thousand Two Hundred Fifty-eight (5,171,258) shares of Preferred Stock shall be designated as Series B Preferred Stock (the “Series B Preferred Stock”).

4.3 Rights, Preferences, Privileges and Restrictions. The relative rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock and the Preferred Stock are as follows:

4.3.1 Dividends. The holders of the then outstanding Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive, in preference and priority to any payment of any dividend on any shares of Common Stock, when, as and if declared by the Board of Directors, out of funds legally available therefor (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock), dividends at the rate of eight percent (8%) of $1.00 (the “Initial Series A Purchase Price”) or $1.016 (the “Initial Series B Purchase Price”), respectively, each as adjusted for any consolidations, combinations, stock distributions, stock dividends, stock splits or similar events (each a “Recapitalization Event”), per share per annum. No dividend may be declared or paid on any shares of Common Stock unless at the same time an equivalent dividend is declared and paid simultaneously on the Series A Preferred Stock and the Series B Preferred Stock on an as-converted basis. The right to dividends on shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock shall not be cumulative, and no right shall accrue to holders of Common Stock, Series A Preferred Stock or Series B Preferred Stock by reason of the fact that dividends on said shares are not declared in any period nor shall any undeclared or unpaid dividend bear or accrue interest.

4.3.2 Liquidation Preference. In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary (each, a “Liquidation Event”), distributions to the shareholders of this corporation shall be made in the following manner:

(a) Preferred Stock Preference Distribution. The holders of Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets or property of this corporation to the holders of Common Stock, an amount per share equal to $1.5122 or $1.524, respectively (each, as adjusted for any Recapitalization Events), plus an amount equal to all declared and accrued but unpaid dividends

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with respect thereto, if any (the “Series A Preference Amount” and the “Series B Preferential Amount,” respectively). If upon the occurrence of such Liquidation Event, the assets and funds available for distribution are insufficient to permit the payment to the holders of Series A Preferred Stock and Series B Preferred Stock and the initial liquidation preferences of any other series that ranks on a parity in liquidation, then the entire assets and funds of this corporation legally available for distribution shall be distributed ratably among the holders of the shares of Series A Preferred Stock, Series B Preferred Stock and any such other series in proportion to the Series A Preferential Amount, the Series B Preferential Amount, and such other initial liquidation preference amounts as each holder thereof would otherwise be entitled to receive.

(b) Remaining Distribution. After payment has been made to the holders of Series A Preferred Stock, Series B Preferred Stock, and any other series of preferred stock entitled to a liquidation preference on a parity with the Series A Preferred Stock and Series B Preferred Stock pursuant to Section 4.3.2(a) and after payments of liquidation preferences junior to the Preferred Stock, then the holders of Common Stock, Series A Preferred Stock, Series B Preferred Stock and any other series entitled to continued participation in further distributions shall be entitled to receive, pro rata, the remaining assets and funds of this corporation available for distribution to shareholders, based on the numbers of shares of Common Stock then held by them, on an as-converted basis.

(c) Reorganization, Merger or Sale of Assets. The following events shall be deemed to be a Liquidation Event within the meaning of this Section 4.3.2: (i) a statutory share exchange, merger or consolidation of this corporation with or into any other corporation, corporations or other entity in which the shareholders of this corporation immediately prior to such statutory share exchange, merger or consolidation own less than fifty percent (50%) of the voting power of the surviving entity; or (ii) a sale, conveyance or other disposition of all or substantially all of the assets or business of this corporation; provided that, notwithstanding the forgoing, none of the following shall be deemed to be a Liquidation Event: (x) a consolidation with a wholly owned subsidiary of this corporation, (y) a merger effected solely for the purpose of changing the domicile of this corporation, or (z) a transaction, the principal purpose of which is to raise additional equity capital for this corporation and in which this corporation is the surviving corporation that is approved by the Board of Directors. In any Liquidation Event, if the consideration received by this corporation is other than cash, the value of such consideration will be deemed its fair market value as determined by the Board of Directors of this corporation in the good faith exercise of its business judgment, subject to the provisions of the next sentence. Any securities received as consideration pursuant to any statutory share exchange, merger, consolidation or sale of assets transaction, shall be valued as follows:

i. If traded on a national securities exchange or the Nasdaq Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange for the twenty (20) consecutive trading days ending three (3) business days prior to the closing of the statutory share exchange, merger, consolidation or sale of assets transaction, as the case may be;

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ii. If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices or sale prices (whichever is applicable) for the twenty (20) consecutive trading days ending three (3) business days prior to the closing of the statutory share exchange, merger, consolidation or sale of assets transaction, as the case may be; and

iii. If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors of this corporation in the good faith exercise of its business judgment.

4.3.3 Redemption. The Preferred Stock is not redeemable at the option of the holder.

4.3.4 Voting Rights. The holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could be converted on the record date for the vote or written consent of shareholders and, except as otherwise required by law or as set forth in these Articles, shall have voting rights and powers equal to the voting rights and powers of the Common Stock. The holder of each share of Preferred Stock shall be entitled to notice of any shareholders’ meeting in accordance with the Bylaws of this corporation (the “Bylaws”) and shall vote with holders of the Common Stock at any annual or special meeting of shareholders of this corporation, or by written consent, upon the election of directors and upon any other matter submitted to a vote of shareholders, except as otherwise provided herein or as to those matters required by law to be submitted to a class vote. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Series A Preferred Stock and Series B Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half rounded upward to one).

4.3.5 Conversion. The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Series A Preferred Stock and Series B Preferred Stock shall be convertible without the payment of any additional consideration by the holder thereof and, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for the Preferred Stock. Each share of Series A Preferred Stock shall be convertible at the initial conversion rate determined by dividing the Initial Series A Purchase Price by the Series A Conversion Price (determined as provided herein) in effect at the time of conversion. Each share of Series B Preferred Stock shall be convertible at the initial conversion rate determined by dividing the Initial Series B Purchase Price by the Series B Conversion Price (determined as provided herein) in effect at the time of conversion. The number of shares of Common Stock into which each share of Series A Preferred Stock may be converted is hereinafter referred to as the “Series A conversion Rate.” The number of shares of Common Stock into which each share of Series B Preferred Stock may be converted is hereinafter referred to as the “Series B Preferred Stock may be converted is hereinafter referred to as the “Series B Conversion Rate.” The conversion price per share (the “Series A Conversion Price”) at which shares of Common Stock shall be initially issuable upon conversion of any shares of Series A

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-4-Preferred Stock shall be $1.00 and the initial Series A Conversion Rate shall be 1:1. The conversion price per share (the “Series B Conversion Price”) at which shares of Common Stock shall be initially issuable upon conversion of any shares of Series B Preferred Stock shall be $1.016 and the initial Series B Conversion Rate shall be 1:1. Such initial Series A Conversion Rate and Series B Conversion Rate shall each be subject to adjustment as set forth in Section 4.3.5(c).

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Series A Conversion Rate or Series B Conversion Rates, as applicable, immediately upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of Common Stock in which the per share price is at least $5.00 (as adjusted for any Recapitalization Events), and which results in aggregate gross proceeds (prior to underwriters’ commissions and expenses) to this corporation of more than twenty million dollars ($20,000,000) (a “Qualified Public Offering”).

(c)	Adjustments to Conversion Price.

i. Special Definitions. For purposes of this Section 4.3.5(c), the following definitions shall apply:

(A) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

(B) “Convertible Securities” shall mean any evidence of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

(C) “Additional Shares of common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 4.3.5(c)(iii), deemed to be issued) by this corporation after the date on which any shares of Series B Preferred Stock are first issued by this corporation (the “Series B Original Issue Date”), other than shares of Common Stock issued or issuable:

(1)	upon conversion of shares of Preferred Stock;

(2) to directors, officers or employees (or consultants whose role is or will be equivalent to an employee) of this corporation pursuant (i) to the Attenex Corporation 2001 Equity Incentive Plan (the “Plan”), up to the maximum number of shares reserved for issuance pursuant to Section 4 of the Plan, as amended as of the Original Issue Date (as adjusted, if ever, pursuant to Section 12(a) of the Plan), or (ii) to the Plan as may be increased in the future, or to new plans, so long as such increase in the Plan, or new plans, have been approved by the Board of Directors by a majority that includes (x) at least one of the Series A Directors (as defined below) and (y) the Series B Director (as defined below);

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(3)	as a dividend or distribution on Preferred Stock;
(4)	in a Qualified Public Offering;

(5) in connection with any merger with, or acquisition of all or substantially all the assets of, or a controlling interest in, any corporation or other entity, which transaction has been approved by the Board of Directors including at least one of the Series A Directors and the Series B Director;

(6)	to financial institutions or equipment lessors in connection with transactions approved by the Board of Directors;

(7) to strategic or joint venture partners, vendors or customers of this corporation for reasons that, in the good faith judgment of the Board of Directors are in substantial part other than to raise capital and should provide value-added services, relationships or other benefits to this corporation’s business;

(8) upon conversion or exercise of any options, warrants, notes or other rights to acquire this corporation’s securities outstanding as of the Series B Original Issue Date;

(9)	as a result of an adjustment made pursuant to Section 4.3.5(c)(i)(C); or

(10) by way of dividend or other distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (1) through (9).

For the above purposes, the “Series A Directors” are those directors that by voting or other agreement are designated by one or more holders of the Series A Preferred Stock and the “Series B Director” is that director that by voting or other agreement is designated by one or more holders of the Series B Preferred Stock.

ii. No Adjustment of Conversion Price. No adjustment in the Series A Conversion Price or Series B Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by this corporation is less than the Series A Conversion Price or Series B Conversion Price, as applicable, in effect on the date immediately prior to such issue.

iii. Deemed Issue of Additional Shares of Common Stock. In the event this corporation at any time or from time to time after the Series B Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number)

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of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of the Convertible Securities shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A) except as provided in Section 4.3.5(c)(iii)(B), no further adjustment in the Series A Conversion Price or Series B Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to this corporation, or change in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange (other than under or by reason of provisions designed to protect against dilution), a Series A Conversion Price or Series B Conversion Price computed upon the original issue (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; and

(C) no readjustment pursuant to clause (B) above shall have the effect of increasing the Series A Conversion Price or Series B Conversion Price to an amount which exceeds the lower of (1) the Series A Conversion Price or Series B Conversion Price, as applicable, on the original adjustment date or (2) the Series A Conversion Price or Series B Conversion Price, as applicable, that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

iv. Adjustment of Series A Conversion Price Conversion Price and Series B Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event this corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4.3.5(c)(iii)) after the Series B Original Issue Date without consideration or for a consideration per share less than the Series B Conversion Price in effect immediately prior to such issue, then and in each such event (A) the Series A Conversion Price shall be reduced to a price (calculated to the nearest cent) determined by multiplying such Series A Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by this corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series A Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued, and (B) the Series B Conversion Price shall be reduced to a price (calculated to the nearest cent) determined by multiplying such Series B Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which

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the aggregate consideration received by this corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series B Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For the purposes of this Section, the number of shares of Common Stock outstanding shall be deemed to include the Common Stock issuable upon conversion of all outstanding shares of Series A Preferred Stock, Series B Preferred Stock, other Convertible Securities and Options, and, immediately after any Additional Shares of Common Stock are deemed issued pursuant to Section 4.3.5(c)(iii), such Additional Shares of Common Stock shall be deemed to be outstanding.

v. Determination of Consideration. For purposes of this Section 4.3.5(c), the consideration received by this corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property: Such consideration shall:

(1)	insofar as it consists of cash, be computed at the aggregate amount of cash received by this corporation;

(2) insofar as it consists of property other than cash, be computed at the fair value at the time of such issue, as determined by the Board of Directors in the good faith exercise of its business judgment; and

(3) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of this corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined by the Board of Directors in the good faith exercise of its business judgement.

(B) Options and Convertible Securities. The consideration per share received by this corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4.3.5(c)(iii), relating to Options and Convertible Securities, shall be determined by dividing:

(1) the total amount, if any, received or receivable by this corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to this corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

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(2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

vi. Other Adjustments to Conversion Price.

(A) Subdivisions, Combinations, or Consolidations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided, combined or consolidated, by stock split, stock dividend, combination or like event, into a greater or lesser number of shares of Common Stock after the Series B Original Issue Date (other than as set forth in Section 4.3.5(c)(iii)(B)), the Series A Conversion Price and Series B Conversion Price in effect immediately prior to such subdivision, combination, consolidation or stock dividend shall, concurrently with the effectiveness of such subdivision, combination or consolidation, be proportionately adjusted.

(B) Distributions Other Than Cash Dividends Out of Retained Earnings. In case this corporation shall declare a cash dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than shares of Common Stock and other than as otherwise adjusted in this Section 4.3.5(c)), stock or other securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of this corporation convertible into or exchangeable for Common Stock), then, in each such case, provision shall be made so that the holders of Series A Preferred Stock and Series B Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of such cash or securities which they would have received had their Series A Preferred Stock or Series B Preferred Stock, as applicable, been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such cash or securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4.3.5(c) with respect to the rights of the holders of the Series A Preferred Stock and Series B Preferred Stock.

(C) Reclassifications. In the case, at any time after the Series B Original Issue Date, of any capital reorganization (except as provided in Section 4.3.2(c)) or any reclassification of the stock of this corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), the Series A Conversion Price and Series B Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the shares of the Series A Preferred Stock and Series B Preferred Stock, as applicable, shall, after such reorganization or reclassification, be convertible into the kind and number of shares of stock or other securities or property of this corporation or otherwise to which such holder would have been entitled if, immediately prior to such reorganization or reclassification, the holder had converted the holder’s shares of the Series A Preferred Stock or Series B Preferred Stock, as applicable, into

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Common Stock. The provisions of this Section 4.3.5(c)(vi)(C) shall similarly apply to successive reorganizations, reclassifications, consolidations or sales of substantially all of the assets of this corporation.

(d) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price or Series B Conversion Price pursuant to this Section 4.3.5, this corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock or Series B Preferred Stock, as applicable, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Series A Preferred Stock or Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series A Conversion Price or Series B Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred Stock or Series B Preferred Stock, as applicable.

(e) Mechanics of Conversion. Upon automatic conversion under Section 4.3.5(b), or before any holder of Series A Preferred Stock or Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock under Section 4.3.5(a), such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock, and, if applicable, shall give written notice to this corporation at such office that the holder elects to convert the same (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion pursuant to Section 4.3.5(b)). This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock a certificate or certificates for the number of shares of Common Stock to which he/she/it shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock or Series B Preferred Stock to be converted (except that in the case of an automatic conversion pursuant to Section 4.3.5(b), such conversion shall be deemed to have been made immediately prior to the closing of the event triggering such automatic conversion) and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(f) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of Preferred Stock. In lieu of any fractional shares to which the holder of Preferred Stock would otherwise be entitled, this corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock as determined by the Board of Directors. The number of whole shares issuable to each holder upon such conversion shall be determined on the basis of the number of shares of Common Stock issuable upon conversion of the total number of shares of Series A Preferred Stock or Series B Preferred Stock of each holder at the time converting into Common Stock.

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(g)	Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these Articles of Incorporation.

(h) Notices of Record Date. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, this corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right.

4.4 Protective Provisions.

(a) Series A Preferred Stock Protective Provisions. So long as 3,965,540 shares of the Series A Preferred Stock (as adjusted for any Recapitalization Events) remain outstanding, this corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least two-thirds (2/3) of the then outstanding shares of Series A Preferred Stock, voting as a separate class, take any action that:

i. amends or repeals any provision of, or adds any provision to, these Articles of Incorporation or Bylaws relative to the Series A Preferred Stock or otherwise alters or changes the rights, preferences or privileges of the Series A Preferred Stock, by way of merger, consolidation, substitution, reclassification, amendment, or otherwise;

ii. creates (by way of merger, consolidation, substitution, reclassification, amendment, designation, or otherwise) any new class or series of shares having rights, preferences or privileges senior to or on a parity with the Series A Preferred Stock;

iii. creates any bonds, notes, or other obligations convertible into, exchangeable for, or having option rights to purchase, shares of stock with any preference or priority as to dividends or assets senior to or on a parity with the Series A Preferred Stock;

iv. results in the purchase, redemption, or other acquisition of any of this corporation’s equity securities (including warrants, options, and other rights to acquire equity securities) other than the repurchase of equity securities pursuant to equity incentive agreements or stock option plans or arrangements with service providers giving this corporation the right to repurchase shares upon the termination of services;

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v. changes the authorized number of directors of this corporation;

vi. results in the payment or declaration of any dividend or distribution on any shares of Common Stock or any Preferred Stock or declares or makes any other distribution, directly or indirectly, on account of any shares of Common Stock or Series B Preferred Stock now or hereafter outstanding;

vii. results in any merger, other corporate reorganization, sale of control or any transaction in which all or substantially all of the assets of this corporation are sold, leased, licensed exclusively, or otherwise disposed of; or

viii. encumbers or grants a security interest in all or substantially all of the assets of this corporation, excluding a security interest provided to a financial institution in connection with a financing transaction approved by the Board of Directors.

(b) So long as 1,000,000 shares of the Series B Preferred Stock (as adjusted for any Recapitalization Events) remain outstanding, this corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least two-thirds (2/3) of the then outstanding shares of Series B Preferred Stock, voting as a separate class, take any action that:

i.

amends or repeals any provision of, or adds any provision to, the Articles of Incorporation or Bylaws relative to the Series B Preferred Stock or otherwise alters or changes the rights, preferences or privileges of the Series B Preferred Stock, by way of merger, consolidation, substitution, reclassification, amendment, or otherwise;

ii.

creates (by way of merger, consolidation, substitution, reclassification, amendment, designation, or otherwise) any new class or series of shares having rights, preferences or privileges senior to or on a parity with the Series B Preferred Stock;

iii.

creates any bonds, notes, or other obligations convertible into, exchangeable for, or having option rights to purchase, shares of stock with any preference or priority as to dividends or assets senior to or on a parity with the Series B Preferred Stock;

iv. results in the purchase, redemption, or other acquisition of any of this corporation’s equity securities (including warrants, options, and other rights to acquire equity securities) other than the repurchase of equity securities pursuant to equity incentive agreements or stock option plans or arrangements with service providers giving this corporation the right to repurchase shares upon the termination of services;

v. changes the authorized number of directors of this corporation;

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vi. results in the payment or declaration of any dividend or distribution on any shares of Common Stock or any Preferred Stock or declares or makes any other distribution, directly or indirectly, on account of any shares of Common Stock or Series A Preferred Stock now or hereafter outstanding;

vii. results in any merger, other corporate reorganization, sale of control or any transaction in which all or substantially all of the assets of this corporation are sold, leased, licensed exclusively, or otherwise disposed of; or

viii. encumbers or grants a security interest in all or substantially all of the assets of this corporation, excluding a security interest provided to a financial institution in connection with a financing transaction approved by the Board of Directors.

4.5 Issuance of Certificates. The Board of Directors shall have the authority to issue shares of the capital stock of this corporation and the certificates therefor subject to such transfer restrictions and other limitations as it may deem necessary to promote compliance with applicable federal and state securities laws, and to regulate the transfer thereof in such manner as may be calculated to promote such compliance or to further any other reasonable purpose

4.6 Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4.3.5, the shares so converted shall be canceled and shall not be reissued by this corporation. This corporation may from time to time take such appropriate corporate action as may be necessary to effect the corresponding reduction in this corporation’s authorized capital stock.

4.7 Common Stock

(a) Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of this corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

(b) Liquidation Rights. Upon the liquidation, dissolution or winding up of this corporation, the assets of this corporation shall be distributed as provided in Section 4.3.2.

(c) Redemption. The Common Stock is not redeemable at the option of the holder; provided, however, that this corporation’s repurchase of shares of its capital stock pursuant to agreements approved by the Board of Directors shall not be deemed “redemptions” and shall be allowed, subject to limitations on “distributions” pursuant to corporate law.

(d) Voting Rights and Reduced Voting Requirements. The holder of each share of Common Stock shall have the right to one vote and shall be entitled to notice of any shareholders’ meeting in accordance with the Bylaws, and shall be entitled to vote upon such matters and in such manner as may be provided by law. Notwithstanding the prior sentence, the

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holders of Common Stock shall not have the separate voting group rights under RCW 23B.10.040(l)(a) (increases in number of authorized common shares), (e) creation of senior or parity classes or series), or (f) (increase rights, preferences, or number of authorized shares of parity or senior class) or by RCW 23B11.035 (merger or share exchange) or any related section concerning voting group rights as to mergers or share exchanges, or by successor provisions to the foregoing sections of the Act. Such separate voting group rights are hereby explicitly denied.

ARTICLE 5

NO PREEMPTIVE RIGHTS

Shareholders of this corporation shall have no preemptive rights to acquire additional shares of stock or securities convertible into shares of stock issued by this corporation.

ARTICLE 6

NO CUMULATIVE VOTING

Shareholders of this corporation shall have no right to cumulate votes in the election of directors.

ARTICLE 7

DIRECTORS

The number of directors of this corporation shall be fixed by the Bylaws and may be increased or decreased from time to time in the manner specified therein.

ARTICLE 8

BYLAWS

Subject to Article 4, Section 4.4, the Board of Directors shall have the power to adopt, amend or repeal the Bylaws subject to the power of the shareholders to amend or repeal such Bylaws. Subject to Article 4, Section 4.4, the shareholders shall also have the power to amend or repeal the Bylaws and to adopt new Bylaws.

ARTICLE 9

ACTION BY SHAREHOLDERS WITHOUT A MEETING

Subject to the provisions of RCW 23B.07.040, shareholders will be permitted to take action by less than unanimous written consent of all shareholders entitled to vote on an action.

Before the date on which the action becomes effective, notice of the taking of such action shall be given to each shareholder of record, in writing, describing with reasonable clarity and specifying the general nature of the action approved, stating the effective date and time of the approved action, and accompanied by the same material that, under the Act, would have been required to be sent to nonconsenting or nonvoting shareholders in a notice of meeting at which the proposed action would have been submitted for shareholder action. Except as otherwise provided in RCW 23B.07.040, such notice shall be given as follows: (a) if mailed, by deposit in

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the U.S. mail at least seventy-two (72) hours prior to the specified effective time of such action, with first-class postage thereon prepaid, correctly addressed to each shareholder of record at the shareholders address as it appears on the current record of shareholders of this corporation; or (b) if delivered by personal delivery, by courier service, by wire or wireless equipment, by telegraphic or other facsimile transmission, or by any other electronic means which transmits a facsimile of such communication correctly addressed to each shareholder of record at the physical address, electronic mail address, or facsimile numbers, as it appears on the current record of shareholders of this corporation, at least twenty-four (24) hours prior to the specified effective time of such action.

ARTICLE 10

LIMITATION OF DIRECTOR LIABILITY

A director of this corporation shall not be personally liable to this corporation or its shareholders for monetary damages for conduct as a director, except for:

10.1.1 acts or omissions involving intentional misconduct by the director or a knowing violation of law by the director;

10.1.2 conduct violating RCW 23B.08.310 (which involves certain distributions by this corporation);

10.1.3 any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled

If the Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended. Any repeal or modification of the foregoing paragraph by the shareholders of this corporation shall not adversely affect any right or protection of a director of this corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.

To the maximum extent permitted from time to time under the law of the State of Washington, this corporation renounces any interest or expectancy of this corporation in, or in being offered an opportunity to participate in, business opportunities that are presented to its officers, directors or shareholders other than those officers, directors or shareholders who are employees of this corporation, provided such officers, directors or shareholders act in good faith and without willful misconduct in connection with such business opportunities. No amendment or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any officer, director or shareholder of this corporation for or with respect to any acts or omissions of such officer, director or shareholder occurring prior to such amendment or repeal.

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ARTICLE 11

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS

The capitalized terms in this Article 11 shall have the meanings sea forth in

RCW 23B.08.500.

11.1.1 This corporation shall indemnify and hold harmless each individual who is or was serving as a Director or officer of this corporation or who, while serving as a Director or officer of this corporation, is or was serving at the request of this corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any and all Liability incurred with respect to any Proceeding to which the individual is or is threatened to be made a Party because of such service, and shall make advances of reasonable Expenses with respect to such Proceeding, to the fullest extent permitted by law, without regard to the limitations in RCW 23B.08.510 through 23B.08.550, and 23B.08.560(2); provided that no such indemnity shall indemnify any Director or officer from or on account of(l) acts or omissions of the Director or officer finally adjudged to be intentional misconduct or a knowing violation of law; (2) conduct of the Director or officer finally adjudged to be in violation of RCW 23B.08.310; or (3) any transaction with respect to which it was finally adjudged that such Director or officer personally received a benefit in money, property, or services to which the Director or officer was not legally entitled.

11.1.2 This corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of this corporation or, who, while a director, officer, employee, or agent of this corporation, is or was serving at the request of this corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise against Liability asserted against or incurred by the individual in that capacity or arising from the individual’s status as a director, officer, employee, or agent, whether or not this corporation would have power to indemnify the individual against such Liability under RCW 23B.08.510 or 23B.08.520.

11.1.3 If, after the effective date of this Article 11, the Act is amended to authorize further indemnification of Directors or officers, then Directors and officers of this corporation shall be indemnified to the fullest extent permitted by the Act.

11.1.4 To the extent permitted by law, the rights to indemnification and advance of reasonable Expenses conferred in this Article 11 shall not be exclusive of any other right which any individual may have or hereafter acquire under any statute, provision of the Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise. The right to indemnification conferred in this Article 11 shall be a contract right upon which each Director or officer shall be presumed to have relied in determining to serve or to continue to serve as such. Any amendment to or repeal of this Article 11 shall not adversely affect any right or protection of a Director or officer of this corporation for or with respect to any acts or omissions of such Director or officer occurring prior to such amendment or repeal.

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1 1.1.5 If any provision of this Article 11 or any application thereof shall be invalid, unenforceable, or contrary to applicable law, the remainder of this Article 11 and the application of such provisions to individuals or circumstances other than those as to which it is held invalid, unenforceable, or contrary to applicable law, shall not be affected thereby.

The undersigned, as President of Attenex Corporation, executes these Amended and Restated Articles of incorporation this 12th day of May, 2005.

ATTENEX CORPORATION,

a Washington corporation

Brian Schlosser, President

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